Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2003 relating to the financial statements, which appears in Alpharma Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 21, 2003, except for Note 26 and Note 27, as to which the date is April 3, 2003, relating to the financial statements, which appears in the Current Report on Form 8-K dated July 23, 2003. We also consent to the references to us under the headings "Interest of Named Experts and Counsel" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Florham Park, New Jersey
August 12, 2003